Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 (File Numbers 33-95602 and 333-37756) and Form S-3 (File Number 333-44096) of our report dated March 25, 2005, relating to the financial statements and financial statement schedule of Covalent Group, Inc., appearing in this Annual Report on Form 10-K of Covalent Group, Inc. for the year ended December 31, 2004.

Philadelphia, Pennsylvania

March 30, 2005